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                                                                    EXHIBIT 23.4



             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Foundation Health Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 1994, except Note 17 as to which the date is March 18, 1994, with respect to the consolidated financial statements of Intergroup Healthcare Corporation for the years ended December 31, 1993 and 1992, appearing in the Annual Report on Form 10-K of Foundation Health Corporation for the year ended June 30, 1995 filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

Tucson, Arizona
September 26, 1995